U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

Form 3


                                                    OMB Approval
                                                    OMB NUMBER: 3235-0104
                                                    Expires: September 30, 1998
                                                    Estimated average burden
                                                    0.5...... hours per response

                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.       Name and Address of Reporting Person

         Elias                       John                                W.
         -----------------------------------------------------------------------
        (Last)                      (First)                           (Middle)
         1111 Bagby, Suite 2100
         -----------------------------------------------------------------------
                                   (Street)
         Houston                    Texas                              77002
         -----------------------------------------------------------------------
         (City)                    (State)                             (Zip)

         November 16, 1998
         -----------------------------------------------------------------------
2.       Date of Event Requiring Statement (Month/Day/Year)

         -----------------------------------------------------------------------
3.       I.R.S. Identification Number of Reporting Person, if an entity
         (Voluntary)

         Edge Petroleum Corporation (EPEX)
         -----------------------------------------------------------------------
4.       Issuer Name and Ticker or Trading Symbol


5.       Relationship of Reporting Person(s) to Issuer
         (Check all applicable)

           X     Director                     ______   10% Owner
         ------
           X     Officer (give title below)   ______ Other (specify below)
         ------

         Chief Executive Officer and Chairman of the Board
         -----------------------------------------------------------------------
6.       If Amendment, Date of Original (Month/Year)

7.       Individual or Joint/Group Filing (Check Applicable Line)

          X  Form Filed by One Reporting Person
         ---
             Form Filed by More than One Reporting Person
         ---


                        Table I -- Non-Derivative Securities Beneficially Owned

1. Title of    2. Amount of Securities      3. Ownership         4. Nature of Indirect
   Security       Beneficially Owned           Form: Direct         Beneficial Ownership
  (Instr. 4)     (Instr. 4)                   (D)or Indirect       (Instr. 5)
                                              (I) (Instr. 5)
-------------  -------------------------    -----------------    ------------------------

No Securities
Owned.
-------------  -------------------------    -----------------    ------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person,see Instruction 5(b)(v).



                          Table   II -- Derivative Securities Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative    2. Date Exercisable   3. Title and Amount of Securities  4. Conver-   5. Owner-    6. Nature of Indirect
   Security                  and Expiration        Underlying Derivative Security     sion or      ship         Beneficial Owner-
  (Instr. 4)                 Date                 (Instr. 4)                          Exercise     Form of      Ship
                            (Month/Day/Year)                                          price of     Deriva-     (Instr. 5)
                                                                                      Deriva-      tive
                                                                                      tive         Security:
                                                                                      Security     Direct
                                                                                                  (D)or
                                                                                                   Indirect
                                                                                                  (I)
                                                                                                  (Instr. 5)
  --------------------    --------------------   ---------------------------------   -----------   -----------   ------------------
                          Date Ex-   Expira-     Title           Amount of
                          ercisable  tion date                   Number of Shares
  No derivative secur-
  ities owned
  --------------------    ---------  ----------  --------------  -----------------   -----------   -----------  -------------------

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                    /s/ John W. Elias                  11-30-98
                                    ---------------------------------  ---------
                                    ** Signature of Reporting Person      Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for Procedure.

Potential persons who are to respond to the collection of information in this form are not required to respond unless the form displays a current valid OMB number.
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